Exhibit 99.1

SWK Holdings Announces Closing of Royalty Sale and $4.00 Per Share Special Dividend
Dallas, TX – April 10, 2025 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company, today announced the closing of the previously announced royalty sale to SCOF SPV I, LP, an affiliate of Soleus Capital Management, for total cash proceeds of approximately $34.0 million.
In conjunction with the closing, SWK’s Board of Directors has declared a special cash dividend of $4.00 per share, payable to all holders of record of the Company’s common stock as of April 24, 2025, with a payment date of May 8, 2025.
“This transaction represents an attractive monetization of the majority of our royalty assets at valuation approximating the GAAP carrying value. In this uncertain market we are pleased to achieve this value for our shareholders. The special dividend reflects our continued commitment to deliver that value to our shareholders” said Jody Staggs, Chief Executive Officer of SWK Holdings. “We remain bullish on SWK’s outlook which is anchored by an approximately $220 million performing life science loan portfolio that continues to generate attractive cash yields.”
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK's unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK's solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns MOD3 Pharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners. Additional information on the life science finance market is available on the Company's website at www.swkhold.com.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company's actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.
For more information, please contact:
Investor Relations and Media
Susan Xu
investorrelations@swkhold.com
778-323-0959